For the semi-annual period ended (a) June 30, 2001
File number: 811-5019

	SUB-ITEM 77C
	Submission of Matters to a Vote of Security
Holders

A Special Meeting of Shareholders was held on January
19, 2001. At such meeting the shareholders approved the following proposals:

a)	Approval of a proposed new Subadvisory
Agreement between the Fund, Prudential Investments
Fund Management LLC (as the Manager of the Fund), and
Nicholas-Applegate Capital Management (as the
Subadvisor of the Fund).

Affirmative			 Negative
votes cast			votes cast		Abstain
	19,392,792			249,475
	738,224

b)	Approval of the election of the following
Directors each to hold office until the Funds next meeting of Shareholders and until his or her successor shall have been duly elected and shall have qualified:

				Affirmative		Authority
							votes cast
	 Withheld
Class III

		Arthur E. Nicholas	19,707,157
	673,334

		Fred C. Applegate	19,717,431
	663,060

		Dann V. Angeloff	19,700,590
	679,901

		Theodore J. Coburn	19,712,433
	668,058

		Robert G. Gunia	19,708,646
	671,845

		Arthur B. Laffer	19,694,936
	685,555

		Charles E. Young	19,703,776
	676,715


c)	Approval of the selection of independent
accountants for the Fund conditioned upon the right by vote of a majority of such Funds outstanding voting shares at any meeting called for the purpose to terminate such employment forthwith without penalties.

Affirmative			 Negative
votes cast			votes cast		Abstain
19,621,250			108,393
	650,848